PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Completes Acquisition of 108,500 SF Medical Office Building
in Spartanburg, South Carolina

Scottsdale, Arizona (December 16, 2009) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, completed the acquisition of a 108,500 SF medical office building located on the campus of Mary Black Memorial Hospital in Spartanburg, South Carolina for approximately $16,250,000.

The Mary Black Medical Office Building is long-term leased by the Mary Black Health System, which occupies approximately 65% of the building. The term of the master lease runs through 2018, subject to extension rights of the lessee. The Mary Black Health System operates approximately 209 acute licensed beds and has approximately 386 active physicians on their medical staff. Mary Black Health System is part of the Community Health System in Franklin, Tennessee.

“We are very excited about this strategic investment. It fits our investment objectives on several levels. In addition to increasing our presence in South Carolina, we are continuing to grow our strategic relationships with quality health care systems such as Mary Black and Community Health System,” said Mark Engstrom, Executive Vice President of Acquisitions of HTA. “We have a reputable healthcare provider, a high-quality project located on campus in a strategic location, and an operator that is committed to physician recruitment, all key elements of a successful short and long-term investment.”

Since January 2009, HTA has acquired over $277 million in assets and $1.7 million in debt including a total of 25 individual properties and one real-estate related asset, representing in excess of 1.1 million square feet.

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. HTA has made 46 geographically diverse acquisitions valued at approximately $1.2 billion based on purchase price, which includes 154 buildings and two real estate-related assets. HTA’s portfolio totals approximately 6.3 million square feet, and includes 137 medical office buildings, four hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 20 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the investment related to the Mary Black Medical Office Building adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the property; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Spartanburg, South Carolina area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.